EXHIBIT 10.1
RESTRICTED STOCK
GRANT AGREEMENT
(SPIN-OFF AWARD)

Effective June 30, 2015, The Babcock & Wilcox Company separated its Power Generation business from its other businesses through a spin-off of that business to its stockholders, which resulted in the distribution of 100% of the outstanding stock in Babcock & Wilcox Enterprises, Inc. (“BWE”) to holders of the common stock of The Babcock & Wilcox Company (the “Spin-Off”). The Babcock & Wilcox Company also changed its name to BWX Technologies, Inc. (“BWXT”) in connection with the Spin-Off. BWE is now an independent, publicly traded company. For more information about the Spin-Off, please refer to the Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 originally filed by BWE with the U.S. Securities and Exchange Commission on March 16, 2015, as amended.

In connection with the Spin-Off, with respect to the restricted stock granted to you on June 8, 2015 by BWXT pursuant to that certain Restructuring Transaction Retention Agreement, dated November 5, 2014, between you and BWXT (the “Retention Agreement”), you have been awarded, effective June 30, 2015, an additional number of shares of restricted BWE common stock (the “BWE Restricted Stock”). The BWE Restricted Stock is subject to the terms set forth in this agreement (this “Agreement”) and the terms of the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Plan”), as approved by the Compensation Committee of the Board of Directors of BWE (the “Committee”) in accordance with the terms of the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company, as amended and restated February 25, 2014, and the terms of the Employee Matters Agreement, by and between BWXT and BWE, dated June 8, 2015.

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The provisions of the Plan are incorporated herein by reference. Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “BWE” as used in this Agreement with reference to employment shall include subsidiaries of BWE (including unconsolidated joint ventures). Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

BWE Restricted Stock

BWE Restricted Stock Award. You have been awarded a grant of restricted stock. This grant represents a right to be issued the number of shares of BWE common stock as shown on the Charles Schwab & Co., Inc. post-Spin-Off statement as of June 30, 2015 (the “Date of Grant”), subject to the restrictions contained in this Agreement. Shares evidencing the BWE Restricted Stock will be issued in your name as of the Date of Grant.

Restrictions. Unless and until the vesting requirements and other terms set forth in this Agreement have been satisfied, the BWE Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated (the “Restrictions”).

Vesting Requirements. Subject to the “Forfeiture of BWE Restricted Stock” provision below, the BWE Restricted Stock will become vested under one or more of the following circumstances (each a “Vesting Date”):

•	One-third (1/3) of the BWE Restricted Stock on the thirtieth day following the Date of Grant provided you are still employed by BWE;

•	The remaining two-thirds (2/3) of the BWE Restricted Stock on the first anniversary of the Date of Grant provided you are still employed by BWE;

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100% of the BWE Restricted Stock on the earliest to occur prior to the first anniversary of the Date of Grant of: (a) the date of termination of your employment from BWE due to death, (b) your Separation from Service due to Disability (each as defined in the Retention Agreement) or (c) the date of your Covered Termination (as defined in the Retention Agreement) that occurs coincident with or following a Change in Control (as defined in the Retention Agreement) to the extent provided under the Retention Agreement; and

•	the Committee may provide for additional vesting under other circumstances, in its sole discretion.

Upon vesting, shares of BWE Restricted Stock will be released to you as soon as administratively practicable and the Restrictions with respect thereto will be removed.

Forfeiture of BWE Restricted Stock. BWE Restricted Stock which is not or does not become vested upon the termination of your employment shall, coincident therewith, be forfeited and such shares shall be returned to BWE.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of BWE, as determined in the sole judgment of the Committee, then all BWE Restricted Stock and all rights or benefits awarded to you under this grant of BWE Restricted Stock are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions under the heading “Clawback Provisions” below.

Voting Rights and Dividends. Beginning on the Date of Grant and subject to the forfeiture provisions of this Agreement, you shall have full voting rights and be credited with cash dividends, if any, with respect to the BWE Restricted Stock granted hereunder.

Taxes

You will realize income in connection with this BWE Restricted Stock grant in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income tax consequences associated with this BWE Restricted Stock grant as it relates to your specific circumstances.

By acceptance of this letter, you agree that any amount which BWE is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant or as otherwise required under applicable law will be satisfied by withholding whole units or shares having an aggregate fair market value as near equal in value but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method, you will promptly pay to BWE the amount of income tax which BWE is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize BWE to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

The BWE Restricted Stock granted hereunder is non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Clawback Provisions

Recovery of BWE Restricted Stock.  In the event that BWE is required to prepare an accounting restatement due to the material noncompliance of BWE with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, BWE will have the right to recover the BWE Restricted Stock granted during the three-year period preceding the date on which the Board or BWE, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

Recovery Process.  In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the BWE Restricted Stock either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such BWE Restricted Stock in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such BWE Restricted Stock), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code.  There shall be no duplication of recovery under Article 20 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act. The clawback provisions of this Agreement are in addition to the forfeiture provisions contained under the heading “Forfeiture of BWE Restricted Stock” above.

Other Information

Neither the action of BWE in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of BWE.

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